EXHIBIT 99.1



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                                                      CNL Center at City Commons
                                                         450 South Orange Avenue
                                                     Orlando, Florida 32801-3336
                                                              tel (407) 650-1510
                                                                   (800)522-3863
                                                              fax (407) 650-1085
                                                               www.cnlonline.com


NEWS RELEASE

FOR INFORMATION CONTACT:

Lauren Harris                                  Kathy Shepard
Director of Marketing                          V. P. of Corporate Communications
CNL Real Estate Services, Inc.                 Hilton Hotels Corporation
(407) 650-1205                                 (310) 205-7676


Hilton, CNL Hospitality Corp. Form Partnership to Acquire Hotels

     Beverly Hills, Calif. and Orlando, Florida, December 30, 2002 -- Hilton Hotels Corporation (NYSE:HLT) and CNL Hospitality Corp. today announced the formation of a partnership which acquired two hotels. On December 24, 2002, the CNL-Hilton partnership completed the acquisition of the 500-room Doubletree Hotel at Lincoln Centre in Dallas, Texas, and the 428-room Sheraton El Conquistador Resort and Country Club in Tucson, Arizona from the Metropolitan Life Insurance Company. Total consideration for the two hotels was approximately $121 million. Both properties will be converted to the Hilton brand. The partnership financed a portion of the purchase with a $78 million, 5-year first mortgage loan at a fixed rate of approximately 6 percent. This is the second acquisition partnership the two companies have formed; the first was a four-property transaction completed in October 2001.

     CNL, one of the lodging industry's top acquirers of hotels, will own a majority interest in the partnership. Hilton, one of the world's leading hotel owners and operators, will operate the properties under long-term management agreements and retain a minority interest in the partnership.

     The partners have also executed a non-binding letter of intent to acquire five additional hotels, including one that is owned by and would be contributed by Hilton and one that would be contributed by CNL. Including anticipated refurbishment costs, the total capitalization of the partnership is contemplated to be approximately $400 million.

     While the initial stage of the transaction does not generate net proceeds to Hilton, Hilton expects that, as contemplated, the entire transaction will generate net proceeds of approximately $25 million and will be accretive to its earnings. This is based on Hilton's contemplated investment in the partnership, contribution of its hotel asset to the partnership and proceeds received from additional mortgage financing.

     All of the partnership's properties will be branded as Hiltons or one of Hilton's family of brands. There are no assurances that the acquisition of the additional hotels will close.


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                                     -more-

CNL/Hilton
2-2-2-2

     "We are delighted to participate in another terrific transaction with CNL, the pre-eminent capital source for the lodging industry," said Matthew J. Hart, executive vice president and chief financial officer of Hilton Hotels Corporation. "This transaction allows us to advance our goals of expanded distribution and increased fee income. We look forward to doing more transactions with CNL."

     "CNL is pleased to continue our relationship with Hilton and further our partnership with a global leader in the lodging industry," said James M. Seneff, Jr., chairman and CEO of CNL. "The addition of these hotels will broaden our diversification and geographic reach, expanding our portfolio to encompass 14 hotel brands in 22 states."

     CNL Hospitality Corp., the hotel industry investment and development subsidiary of CNL Financial Group, Inc., has acquired a total of 55 hotels with another eight properties in the pipeline for a total of 16,500 rooms in 22 states. Headquarted in Orlando, Florida, CNL Financial Group Inc. is one of the nation's largest, privately held real estate investment and finance companies. CNL Financial Group, Inc. and the entities it has formed or acquired have more than $5.3 billion in assets, representing more than 2,850 properties in 49 states. For more information, visit www.cnlonline.com.

     Hilton Hotels Corporation is recognized internationally as a preeminent hospitality company. The company develops, owns, manages or franchises more than 2,000 hotels, resorts and vacation ownership properties. Its portfolio includes many of the world's best known and most highly regarded hotel brands, including Hilton(R), Conrad(TM), Doubletree(R), Embassy Suites Hotels(R), Hampton Inn(R), Hampton Inn & Suites(R), Hilton Garden Inn(R), Hilton Grand Vacations Company(R) and Homewood Suites(R) by Hilton.